                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549
                             --------------------
                                  FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                               January 27, 1998
                      ----------------------------------
               Date of report (Date of earliest event reported)

                            SIGNATURE RESORTS, INC.
                      ----------------------------------
             (Exact Name of Registrant as Specified in its Charter)

          Maryland                  000-21193           95-4582157
(State or other Jurisdiction     (Commission Title     (IRS Employer
     of Incorporation)              Number)         Identification Number)

                      1875 SOUTH GRANT STREET, SUITE 650
                          SAN MATEO, CALIFORNIA 94402
                    ---------------------------------------
                   (Address of Principal Executive Offices)

                                (650) 312-7171
                      ----------------------------------
             (Registrant's telephone number, including area code)

ITEM 5.  OTHER EVENTS

         On January 27, 1998, Signature Resorts, Inc. (the "Company") announced total revenues for the three months ended December 31, 1997 of $88.4 million, a 32% increase over the $66.9 million pro forma total revenues for the comparable period of 1996. Recurring net income for the three months ended December 31, 1997 was $10.2 million, a 392% increase over the $2.1 million pro forma recurring net income for the comparable period of 1996. Recurring net income margins for the quarter increased to 11.6% from 3.1% pro forma recurring net income margins for the comparable period of 1996.

     On a diluted per share basis, recurring net income increased 367% to $0.28 for the fourth quarter of 1997 from $0.06 pro forma recurring net income for the fourth quarter of 1996. EBITDA for the fourth quarter of 1997 increased 183% to $23.6 million from pro forma EBITDA of $8.4 million for the fourth quarter of 1996. EBITDA margins increased in the quarter to 26.7% from 12.5% pro forma EBITDA margins for the comparable period of 1996.

    Interval sales during the fourth quarter of 1997 increased to 3,666 intervals sold from 3,573 intervals sold during the fourth quarter of 1996. The average sales price for intervals sold increased 18% to $15,539 during the fourth quarter of 1997 from $13,171 during the comparable period of 1996. The average sales price will change from period to period depending upon the mix of resorts in sales and the types of units sold (studio, one, two and three bedrooms). Point sales revenue during the fourth quarter of 1997 increased 43% to $13.8 million from $9.7 million during the comparable period of 1996. The increase in interval and point sales revenues is, in a large part, the result of continued strong sales trends at the Company's resorts as well as the Company recording points sales at the Vacation Internationale and Global Group resorts which the Company acquired during the fourth quarter of 1997.



                                    Three Months Ended December 31, 1997
                                          1997           1996
                                         Actual        Pro Forma
Increase

Interval revenues                       $56,966,000   $47,060,000     21%
Point revenues                          $13,836,000   $ 9,675,000     43%
Total revenues                          $88,408,000   $66,945,000     32%
Recurring net income                    $10,215,000   $ 2,075,000    392%
EBITDA                                  $23,643,000   $ 8,368,000    183%
Recurring EPS - diluted                 $      0.28   $      0.06    367%
Recurring EPS - basic                   $      0.29   $      0.06    383%
Weighted average shares - diluted        36,664,000    34,249,000      7%
Weighted average shares - basic          35,797,000    33,011,000      8%

     The share amounts set forth herein give effect to the Company's three for two stock split dividend, which was paid on October 27, 1997.

     Reported net income of $4.2 million and reported diluted earnings per share of $0.12 for the fourth quarter of 1997 differ from recurring net income of $10.2 million and recurring diluted earnings per share of $0.28, reflecting a one-time non-cash charge of $6.0 million during the fourth quarter of 1997 for deferred taxes resulting from the change in tax status of Plantation Resort Group, Inc. from a partnership to a "C" Corporation for federal income tax purposes. In May 1997, Signature acquired 100% of the capital stock of Plantation Resorts Group, Inc. Pro forma reported net loss of ($6.1) million and pro forma reported diluted loss per share of ($0.18) for the fourth quarter of 1996 differ from pro forma recurring net income of $2.1 million and pro forma recurring earnings per share of $0.06, reflecting non-recurring charges of $13.5 million ($8.2 net of tax) incurred in the fourth quarter of 1996 due to the write down of certain AVCOM International, Inc. assets to net realizable value, severance related costs and an increase in reserves for mortgages receivable. In February 1997, Signature acquired 100% of the capital stock of AVCOM International, Inc.

1997 Recurring EPS Increases 117%

     Total revenues for the twelve months ended December 31, 1997 were $337.7 million, a 53% increase over the $220.1 million pro forma total revenues for the twelve months ended December 31, 1996. Recurring net income for the twelve months ended December 31, 1997 was $32.2 million, a 128% increase over the $14.2 million pro forma recurring net income for 1996. Recurring net income margins for 1997 increased to 9.5% from 6.4% pro forma net income margins for 1996.

     On a diluted per share basis, recurring net income increased 117% to $0.89 for 1997 from $0.41 pro forma recurring net income for 1996. EBITDA for 1997 increased 100% to $82.3 million from the pro forma EBITDA of $41.1 million for 1996. EBITDA margins increased for 1997 to 24.4% from 18.7% pro forma EBITDA margins for 1996.

     Interval sales during the twelve months ended December 31, 1997 increased 45% to 17,271 intervals sold from 11,946 intervals sold during the twelve months ended December 31, 1996. The average sales price for intervals sold increased 6% to $13,885 during 1997 from $13,146 during 1996. The average sales price will change from period to period depending upon the mix of resorts in sales and the types of units sold (studio, one, two and three bedrooms). Point sales revenue during the twelve months ended December 31, 1997 increased 63% to $41.3 million from $25.3 million during 1996.


                                    Twelve Months Ended December 31, 1997
                                           1997           1996
                                          Actual       Pro Forma
Increase
Interval revenues                      $239,806,000   $157,042,000         53%
Point revenues                         $ 41,257,000   $ 25,258,000         63%
Total revenues                         $337,693,000   $220,057,000         53%
Recurring net income                   $ 32,232,000   $ 14,159,000        128%
EBITDA                                 $ 82,342,000   $ 41,140,000        100%
Recurring EPS - diluted                $       0.89   $       0.41        117%
Recurring EPS - basic                  $       0.91   $       0.43        112%
Weighted average shares - diluted        36,180,000     34,249,000          6%
Weighted average shares - basic          35,373,000     33,011,000          7%

     Reported net income of $19.5 million and reported diluted earnings per share of $0.54 for the twelve months ended December 31, 1997 differ from recurring net income of $32.2 million and recurring diluted earnings per share of $0.89, reflecting (i) one-time merger-related charges of $10.0 million ($6.0 million net of tax) incurred during 1997 in connection with the acquisitions of AVCOM International, Inc., Plantation Resort Group, Inc. and LSI Group Holdings, plc, (ii) $6.0 million of deferred taxes resulting from the change in tax status of Plantation Resort Group, Inc. from a partnership to a "C" Corporation for federal income tax purposes and (iii) $0.7 million, net of tax, for costs associated with the early extinguishment of debt. Pro forma reported net income of $6.6 million and pro forma reported earnings per share of $0.19 for 1996 differ from pro forma recurring net income and pro forma recurring diluted earnings per share of $14.2 million and $0.41, respectively, reflecting net non-recurring charges of $14.4 million ($8.6 million net of tax) incurred during 1996 due to the write down of certain AVCOM International, Inc. assets to net realizable value, severance related costs and an increase in reserves for mortgage receivables. The Company also received non-recurring revenue of $1.7 million ($1.0 million net of tax) in 1996 resulting from the collection of a note receivable obtained in the Company's 1995 purchase of the Flamingo Beach Club Resort.

     The Company's total mortgage receivables balance at December 31, 1997 was $354.7 million, an increase of 52.3% from $232.8 million in total mortgage receivables at December 31, 1996. The Company's allowance for doubtful accounts as a percentage of gross mortgages receivable decreased to 6.5% at December 31, 1997 from 7.4% at December 31, 1996. The Company reported an allowance for doubtful accounts of 6.2% of gross mortgages receivable at December 31, 1996 in its 1996 Form 10-K prior to the later adjustments required to restate the Company's historical financial statements to reflect the pooling of interests accounting treatment for the Company's acquisitions by merger of AVCOM International, Inc., Plantation Resort Group, Inc. and LSI Group Holdings, plc. The increased allowance at December 31, 1996 reported in the Company's restated financials was largely the result of additional reserves reported by these acquired entities prior to their acquisition by Signature.

     At December 31, 1997, approximately 4.0% of the Company's consumer loans were considered by the Company to be delinquent (past due by 60 but not more than 120 days), which is comparable to the 4.1% delinquency rate at December 31, 1996. An additional approximately 2.0% of the Company's consumer loans were 120 days or more past due at December 31, 1997. At December 31, 1996, 1.2% of the Company's consumer loans were more than 120 days past due.

     On January 21, 1998, Signature announced that commencing on February 6, 1998 its common stock will trade on the New York Stock Exchange under the symbol OWN, transferring from the Nasdaq Stock Market on which it has traded since Signature's initial public offering in August 1996.

     On January 26, 1998, Signature announced that it had acquired the Westin Carambola Beach Resort located in St. Croix, U.S. Virgin Islands for a purchase price of $13 million. Signature plans to begin vacation ownership sales and commence the first phase of renovations at the Carambola Beach Resort during the second quarter of 1998. At the December 1, 1998 expiration of the resort's current Westin franchise, Signature will re-brand the resort as the four-star Sunterra Carambola Beach Resort.

    The Company's December 31, 1996 and 1997 historical financial statements have been restated to reflect the pooling of interests accounting treatment for the Company's acquisitions by merger of AVCOM International, Inc., Plantation Resort Group, Inc. and LSI Group Holdings, plc. The Company's December 31, 1996 pro forma financial statements also reflect the Company's August 1996 initial public offering and the concurrent consolidation of the Company's predecessor entities as if they had occurred at the beginning of the period.

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           SIGNATURE RESORTS, INC.

                           By: /s/ Andrew D. Hutton
                              ----------------------
                              Name: Andrew D. Hutton
                              Title: Vice President and General Counsel


Dated: February 5, 1998